Exhibit 10.2

NEITHER THIS OPTION, NOR THE SHARES OF CAPITAL STOCK FOR WHICH IT IS EXERCISABLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. NO TRANSFER OR ASSIGNMENT OF THIS OPTION OR THE SHARES ISSUABLE UPON ITS EXERCISE MAY BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS OR THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION PROVISIONS THEREOF IN RESPECT OF SUCH TRANSFER OR ASSIGNMENT.

ALLIN CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of July 10, 2007 between ALLIN CORPORATION, a Delaware corporation (the “Company”), and Dean C. Praskach (the “Optionee”), an employee of the Company.

Recitals:

WHEREAS, the Board of Directors of the Company adopted the 1998 Stock Plan of Allin Corporation (the “Plan”); and

WHEREAS, the shareholders of the Company approved the Plan on December 31, 1998; and

WHEREAS, under the terms and conditions set forth below and contained in the Plan, the Company desires to offer and does hereby grant to the Optionee certain options under the Plan that are intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Provisions:

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Optionee hereby agree as follows:

1. Effect of the Plan. The incentive stock options granted under this Agreement are subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of this Agreement. If the Plan is amended, or to the extent an inconsistency exists or is created between the terms of the Plan and this Agreement except as provided in Paragraph 6(f) below, the provisions contained in the Plan will override inconsistent provisions contained in this Agreement. The Optionee will abide by, and all of the incentive stock options granted hereunder to the Optionee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Board of Directors of the Company (the “Board”) who will administer the Plan.

2. Option Grant. The Company hereby grants to the Optionee the right to acquire from the Company, upon the terms and conditions hereinafter set forth, 20,000 shares of the Company's Common Stock, par value $.01 per share (the “Stock”) for $0.85 per share.

3. Periods of Exercise of Options. Subject to Paragraph 6, the incentive stock option rights of the Optionee granted hereunder may be exercised from time to time, on or before July 10, 2014 (the “Expiration Date”).

4. Who May Exercise. The incentive stock option granted under this Agreement is not transferable by the Optionee, otherwise than by will or the laws of descent and distribution, and may be exercised during the Optionee’s lifetime only by the Optionee or, in the event the Optionee shall die or suffer a “total disability” (as that term is defined in Section 13 of the Plan) while employed by the Company, by the Optionee's guardian or legal representative (unless such exercise would disqualify an option as an incentive stock option).

5. Manner of Exercise. The option rights may be exercised with respect to all or any lesser number of whole shares then subject to such exercise (but only in accordance with the provisions of this Agreement and such rules as the Board may adopt) by the delivery of an executed copy of this Agreement to the Company, accompanied by the full payment of the option price per share specified in Paragraph 2 above, in any one or more of the following ways:

(a) in cash, including check, bank draft or money order; and/or

(b) with the consent of the Board, by assignment and delivery to the Company of shares of the Stock owned by the Optionee free and clear of all liens and encumbrances and having an aggregate Fair Market Value, as defined in Section 5 of the Plan and determined on the date the option is exercised, equal to the applicable exercise price less any portion thereof paid in cash; provided, however, that the Board will have the right in its absolute discretion to terminate, suspend, condition, or otherwise modify the right of any Optionee to pay all or any portion of the exercise price by the delivery of such Stock, at any time and from time to time.

In addition, the Optionee shall promptly pay any amount necessary to satisfy applicable federal, state or local tax requirements upon notification of the amount due.

Upon compliance with all provisions of this Agreement, the Company will deliver to the Optionee a certificate for such shares with all requisite transfer stamps (if any) attached and containing such legend as the Board may direct.

6. Restrictions on Exercise. This incentive stock option:

(a) may be exercised only with respect to whole shares;

(b) may not be exercised in whole or in part if such exercise or the delivery of certificates representing shares purchased pursuant to this option would constitute a violation of any applicable federal or state statute or regulation;

(c) may not be exercised in whole or in part, and no certificates representing shares purchased pursuant to this option will be delivered, if any requisite approval of any governmental authority having jurisdiction over the exercise of such options or over the issuance of shares pursuant to such options shall not have been secured. The Company covenants to use reasonable diligence to obtain all such requisite approvals or consents;

(d) may not be exercised until the expiration of six months from the date hereof without the prior written consent of the Board, subject to the occurrence of a Change of Control as provided for in subparagraph (f) below;

(e) may not be exercised after the Expiration Date or, if sooner, after such options terminate, as provided herein;

(f) may be exercised only as to that portion of this option which has become vested in accordance with Section 7(a) of the Plan, except that, to the extent that this incentive stock option has not previously expired or been terminated, it will become fully vested on the date on which a Change of Control (as defined in Section 3(e) of Optionee’s employment agreement with the Company, entered into as of June 23, 2000 and as amended to date) occurs;

(g) may not be exercised at any time when the Fair Market Value of the Stock, as defined in Section 5 of the Plan, is less than the purchase price of the shares pursuant to the option;

(h) may not be exercised at any time and is terminated unless the Optionee is then an employee of the Company, one of its subsidiaries or a parent, provided, however, that (A) in the event the Optionee's employment has been terminated through retirement from active employment at or after age 65, this option may be exercised within one year after such termination, but in no case later than the Expiration Date and (B) if the employment of the Optionee has been involuntarily terminated other than for cause, as determined by the Board in its sole discretion then, subject to the provisions of the Plan, this option may be exercised (to the extent that the employee was entitled to do so at such involuntary termination of his employment) at any time within three months after such involuntary termination; and

(i) may be exercised by the Optionee or the legal guardian (unless such exercise would disqualify the option as an incentive stock option), personal representative or legatee of the Optionee, as appropriate, if the Optionee shall die or suffer a "total disability" (as that term is defined in Section 13 of the Plan) while employed by the Company, a subsidiary or a parent of the Company, to the extent that the Optionee was entitled to do so at the termination of employment (including by reason of death or total disability) as set forth in the Plan and herein, at any time within one year after the date of the employee's death or total disability, but in no case later than the Expiration Date.

7. Adjustments Upon Changes in Stock.

(a) In the event that the number of outstanding shares of Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this Plan and to stock options granted hereunder shall be proportionately adjusted;

(b) In the event of any merger, consolidation or reorganization of the Company with any other Corporation or corporations, there shall be substituted, on an equitable basis, for each share of Stock then subject to this Plan, whether or not at the time subject to outstanding Stock Options, the number and kind of shares of stock or other securities to which the holders of shares of the Stock will be entitled pursuant to the transaction; and

(c) In the event of any other relevant change in the capitalization of the Company, an equitable adjustment shall be made in the number of shares of Stock then subject to this Plan, whether or not then subject to outstanding Stock Options. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted.

8. Notices. All notices to the Company must be in writing, addressed and delivered or mailed to Chief Executive Officer, Allin Corporation, 381 Mansfield Avenue, Suite 400, Pittsburgh, PA 15220, and all notices to the Optionee must be in writing, addressed and delivered or mailed to him or her at the address shown on the records of the Company.

9. Withholding. Upon notification by the Company of the amount of any withholding liability arising as a result of the exercise of options granted hereunder, the Optionee hereby agrees (i) to remit to the Company within the time period specified by the Company an amount equal to any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, or (ii) that the Company is authorized to withhold from any wages, salary, bonus or other compensation payable to the Optionee any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, as the Company, in its sole discretion, shall choose.

10. Governing Law. This Agreement shall be governed under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11. Binding Effect. This Agreement shall be binding upon the parties hereto, their successors, permitted assigns and legal representatives.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WITNESS:	ALLIN CORPORATION

/s/ Robert V. Fulton	By:	/s/ Richard Talarico
Richard Talarico,
President and Chief Executive Officer

/s/ Robert V. Fulton		/s/ Dean C. Praskach
Dean C. Praskach, Optionee